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                                                          Exhibit 5
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October 12, 2000

Dynamics Research
60 Frontage Road
Andover, Massachusetts 01810

     Re:  Dynamics Research
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Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 1,750,000 shares of Common Stock, $0.10 par value (the "Shares"), of Dynamics Research Corporation, a Massachusetts corporation (the "Company").

     We have acted as counsel for the Company and are familiar with the actions taken by the Company in connection with the Company's 2000 Incentive Plan (the "Plan") and the James P. Regan Stock Option Agreement (the "Agreement"). For purposes of this opinion, we have examined the Plan, the Agreement and such other documents, records, certificates, and other instruments as we have deemed necessary. We have assumed that the exercise price will be not less than the par value and that at the time of exercise there will be adequate authorized but unissued Common Stock.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, as and when the Shares are issued and sold and consideration is received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                    Very truly yours,

                                    /s/ Ropes & Gray

                                    Ropes & Gray